EXHIBIT 99.1

Amtech Reports Third Quarter Fiscal 2019 Results

TEMPE, Ariz., August 8, 2019 /PRNewswire/ -- Amtech Systems, Inc. (NASDAQ: ASYS), a manufacturer of capital equipment, including thermal processing, related consumables, and wafer handling systems used in fabricating semiconductor devices, silicon carbide (SiC) and silicon power chips, electronic assemblies, light-emitting diodes (LEDs), and solar cells, today reported results for its third quarter ended June 30, 2019.

Third Quarter Fiscal 2019 Financial and Operational Highlights from Continuing Operations:

•	Net revenue of $21.0 million

•	Income from continuing operations, net of tax, of $0.9 million

•	Income per diluted share from continuing operations of $0.06

•	Customer orders of $16.3 million

•	June 30, 2019 backlog of $17.2 million

•	Book to bill ratio of 0.8:1

•	Unrestricted cash of $49.1 million

Mr. J.S. Whang, Executive Chairman and Chief Executive Officer of Amtech, commented, “Our results reflect the slower demand environment in the semiconductor cycle, with the trade dispute and related tariffs being a significant contributing factor. We are monitoring our cost structure to ensure it is aligned with the current operating environment, while making select investments in preparation for the industry’s next growth cycle and to support our semi growth strategy.   Today we also announced an order for our 300mm diffusion furnace from another top-tier power semiconductor customer. We believe having two leading players as our strong customers in the growing 300mm power semiconductor market is an important achievement which will significantly contribute to our future semi growth. As previously announced, we are investing in a larger facility for our PR Hoffman business to increase productivity, drive sales and enhance profitability. With great enthusiasm, we are shaping our overall business, putting the right capabilities in place, and we are confident we will be a significant participant in the highest growth areas in the semiconductor market over the long term.”

Mr. Whang continued, "In line with our plan to divest substantially all of our solar business, at the end of the quarter we announced the sale of our SoLayTec solar subsidiary. And, today, our advisor in the Netherlands continues to be actively engaged in discussions with private equity and strategic investors regarding the sale of Tempress.”

Net revenue for the third quarter of fiscal 2019 was $21.0 million compared to $20.6 million in the preceding quarter and $28.7 million in the third quarter of fiscal 2018. We continue to see weaker demand due primarily to the economic conditions resulting from the trade dispute. Sequentially, Semiconductor revenue increased by approximately $0.2 million, and SiC/LED revenue decreased by approximately $0.2 million. Compared to prior year, Semi net revenue decreased by approximately $7.2 million. SiC/LED revenue decreased by approximately $0.5 million, due primarily to the timing of machine shipments.

Unrestricted cash and cash equivalents at our continuing operations at June 30, 2019 were $49.1 million, compared to $45.9 million at September 30, 2018.

At June 30, 2019, our total backlog was $17.2 million, compared to total backlog of $22.0 million at March 31, 2019. Backlog includes customer orders that are expected to ship within the next 12 months.

Gross margin in the third quarter of fiscal 2019 was 37%, compared to 38% in the preceding quarter and 35% in the third quarter of fiscal 2018. Compared to prior year, gross margins increased primarily due to product mix, most notably, stronger sales of our higher margin machines.

Selling, general and administrative expense (“SG&A”) in the third quarter of fiscal 2019 was $5.7 million, compared to $5.8 million in the preceding quarter and $6.8 million in the third quarter of fiscal 2018. Sequentially SG&A decreased slightly due to lower stock compensation expense. Compared to prior year, SG&A decreased due primarily to lower headcount, lower employee-related expenses and lower commissions on lower revenue.

Restructuring expense was $35,000 in the third quarter of fiscal 2019, and $0.2 million in the preceding quarter. There were no restructuring expenses in the third quarter of fiscal 2018.

Research, development and engineering (RD&E) expense was $0.7 million in the third quarter of fiscal 2019 compared to $0.7 million in the preceding quarter and $0.6 million in the third quarter of fiscal 2018.

Income tax expense in the third quarter of fiscal 2019 was $0.7 million compared to $0.3 million in the preceding quarter and $1.4 million in the third quarter of fiscal 2018. We realized an income tax benefit in our discontinued operations in the third quarter of fiscal 2019 due primarily to the tax treatment related to our sale of SoLayTec.

Income from continuing operations, net of tax, for the third quarter of fiscal 2019 was $0.9 million, or $0.06 per share, compared to $5.0 million, or $0.33 per share, for the third quarter of fiscal 2018 and $1.0 million, or $0.07 per share, in the preceding quarter.

Outlook

For the quarter ending September 30, 2019, the Company expects continuing softness in the semiconductor equipment industry to result in revenue in the range of $18 to $20 million. Gross margin for the quarter ending September 30, 2019 is expected to be in the mid to upper 30% range, with operating margin slightly positive. The outlook assumes continued weakness in demand given soft business conditions due to the ongoing trade dispute and excludes the impact of any potential restructuring actions.

The semiconductor equipment industries can be cyclical and inherently impacted by changes in market demand. Additionally, operating results can be significantly impacted, positively or negatively, by the timing of orders, system shipments, and the financial results of semiconductor manufacturers.

A portion of Amtech’s results are denominated in Renminbis, a Chinese currency. The outlook provided in this press release is based on an assumed exchange rate between the United States Dollar and the Renminbi. Changes in the value of the Renminbi in relation to the United States Dollar could cause actual results to differ from expectations.

Conference Call

Amtech Systems will host a conference call and webcast today at 5:00 p.m. ET to discuss third quarter financial results. Those in the USA wishing to participate in the live call should dial (844) 868-9329. From Canada, dial (866) 605-3852, and internationally, dial (412) 317-6703.  Request “Amtech” when connected to the operator. A replay of the call will be available one hour after the end of the conference call through August 15, 2019.  To access the replay please dial US toll free (877) 344-7529 and enter code 10133320. Internationally, dial (412) 317-0088 and use the same code.  A live and archived web cast of the conference call can be accessed in the investor relations section of Amtech’s website at www.amtechsystems.com.

About Amtech Systems, Inc.

Amtech Systems, Inc. is a global supplier of advanced thermal processing and polishing equipment and related consumables to the semiconductor / electronics, power IC businesses, and advanced lighting manufacturing markets. Amtech's equipment includes diffusion, solder reflow systems, wafer handling automation, and polishing equipment and related consumables for surface preparation of various materials, including silicon carbide (“SiC”), sapphire and silicon. The Company's wafer handling, thermal processing, polishing and consumable products currently address the diffusion, oxidation, and deposition steps used in the fabrication of semiconductors, printed circuit boards, semiconductor packaging, MEMS, and advanced lighting, including the polishing of newly sliced sapphire and silicon wafers. Amtech’s products are recognized under the leading brand names BTU International, Bruce TechnologiesTM, PR HoffmanTM, and R2D AutomationTM.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this press release is forward-looking in nature. All statements in this press release, or made by management of Amtech Systems, Inc. and its subsidiaries (“Amtech”), other than statements of historical fact, are hereby identified as “forward-looking statements” (as such term is defined in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended). The forward-looking statements in this press release relate only to events or information as of the date on which the statements are made in this press release. Examples of forward-looking statements include statements regarding Amtech’s future financial results, operating results, business strategies, projected costs, products under development, competitive positions, plans and objectives of Amtech and its management for future operations, efforts to improve operational efficiencies and effectiveness and greater China sourcing. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “would,” “expects,” “plans,” “anticipates,” “intends,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of these terms or other comparable terminology used in this press release or by our management, which are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. The Form 10-K that Amtech filed with the Securities and Exchange Commission (the “SEC”) for the year-ended September 30, 2018, listed various important factors that could affect the Company’s future operating results and financial condition and could cause actual results to differ materially from historical results and expectations based on forward-looking statements made in this document or elsewhere by Amtech or on its behalf. These factors can be found under the heading “Risk Factors” in the Form 10-K and investors should refer to them. Because it is not possible to predict or identify all such factors, any such list cannot be considered a complete set of all potential risks or uncertainties. Except as required by law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Amtech Systems, Inc. Lisa D. Gibbs Chief Financial Officer (480) 967-5146 irelations@amtechsystems.com	Christensen Investor Relations Patty Bruner (480) 201-6075 pbruner@christensenir.com

AMTECH SYSTEMS, INC.
(NASDAQ: ASYS)
August 8, 2019
(Unaudited)

Summary Financial Information for Continuing Operations
(in thousands, except percentages and ratios)

	Three Months Ended			Nine Months Ended June 30,
	June 30, 2019	March 31, 2019	June 30, 2018	2019	2018
Amtech Systems, Inc.
Revenues, net of returns and allowances	$21,003	$20,633	$28,743	$64,861	$76,974
Gross profit	$7,850	$7,927	$10,183	$24,797	$28,725
Gross margin	37%	38%	35%	38%	37%
Operating income	$1,351	$1,248	$2,826	$3,263	$7,172
New orders	$16,278	$19,325	$22,030	$56,216	$75,758
Book-to-bill ratio	0.8:1	0.9:1	0.8:1	0.9:1	1.0:1
Backlog	$17,237	$21,991	$23,226	$17,237	$23,226
Semiconductor Segment
Revenues, net of returns and allowances	$16,254	$16,053	$23,472	$51,267	$60,945
Gross profit	$6,566	$6,443	$8,721	$20,499	$23,284
Gross margin	40%	40%	37%	40%	38%
Operating income	$1,951	$1,732	$3,861	$6,428	$9,122
New orders	$12,899	$15,469	$17,871	$44,462	$62,390
Book-to-bill ratio	0.8:1	0.9:1	0.8:1	0.9:1	1.0:1
Backlog	$13,931	$17,286	$20,764	$13,931	$20,764
SiC/LED Segment
Revenues, net of returns and allowances	$3,074	$3,273	$3,594	$9,330	$10,720
Gross profit	$1,038	$1,262	$1,294	$3,524	$4,370
Gross margin	34%	39%	36%	38%	41%
Operating income	$607	$878	$938	$2,253	$3,153
New orders	$2,697	$3,133	$3,307	$9,574	$10,540
Book-to-bill ratio	0.9:1	1.0:1	0.9:1	1.0:1	1.0:1
Backlog	$2,934	$3,311	$1,507	$2,934	$1,507
Automation Segment
Revenues, net of returns and allowances	$1,675	$1,307	$1,677	$4,264	$5,309
Gross profit	$246	$222	$168	$774	$1,071
Gross margin	15%	17%	10%	18%	20%
Operating loss	$(52)	$(116)	$(195)	$(392)	$(231)
New orders	$682	$723	$852	$2,180	$2,828
Book-to-bill ratio	0.4:1	0.5:1	0.5:1	0.5:1	0.5:1
Backlog	$372	$1,394	$955	$372	$955

AMTECH SYSTEMS, INC.
(NASDAQ: ASYS)
August 8, 2019
(Unaudited)

Condensed Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2019	2018	2019	2018
Revenues, net of returns and allowances	$21,003	$28,743	$64,861	$76,974
Cost of sales	13,153	18,560	40,064	48,249
Gross profit	7,850	10,183	24,797	28,725

Selling, general and administrative	5,718	6,775	18,137	19,518
Research, development and engineering	746	582	2,325	2,035
Restructuring charges	35	—	1,072	—
Operating income	1,351	2,826	3,263	7,172

Gain on sale of other assets	—	2,883	—	2,883
Income from equity method investment	—	232	—	234
Interest income and other, net	249	410	511	396
Income from continuing operations before income taxes	1,600	6,351	3,774	10,685
Income tax provision	707	1,372	1,621	2,944
Income from continuing operations, net of tax	893	4,979	2,153	7,741
Income (loss) from discontinued operations, net of tax	1,154	(8)	(8,113)	6,517
Net income (loss)	$2,047	$4,971	$(5,960)	$14,258

Income (Loss) Per Basic Share:
Basic income per share from continuing operations	$0.06	$0.33	$0.15	$0.52
Basic income (loss) per share from discontinued operations	$0.08	$0.00	$(0.57)	$0.44
Net income (loss) per basic share	$0.14	$0.33	$(0.42)	$0.96

Income (Loss) Per Diluted Share:
Diluted income per share from continuing operations	$0.06	$0.33	$0.15	$0.51
Diluted income (loss) per share from discontinued operations	$0.08	$0.00	$(0.57)	$0.43
Net income (loss) per diluted share	$0.14	$0.33	$(0.42)	$0.94

Weighted average shares outstanding - Basic	14,245	14,925	14,231	14,867
Weighted average shares outstanding - Diluted	14,316	15,091	14,267	15,181

AMTECH SYSTEMS, INC.
(NASDAQ: ASYS)
August 8, 2019
(unaudited)

Condensed Consolidated Balance Sheets
(in thousands, except share data)
	June 30, 2019	September 30, 2018
Assets
Current Assets
Cash and cash equivalents	$49,109	$45,897
Restricted cash	603	18
Accounts receivable
Trade (less allowance for doubtful accounts of $270 and $454 at June 30, 2019, and September 30, 2018, respectively)	15,488	17,985
Unbilled and other	—	291
Inventory	18,885	17,835
Contract assets	55	—
Held-for-sale assets	22,965	45,322
Other current assets	1,688	2,884
Total current assets	108,793	130,232
Property, Plant and Equipment - Net	10,290	10,509
Intangible Assets - Net	935	1,131
Goodwill - Net	6,633	6,633
Other Assets	775	901
Total Assets	$127,426	$149,406
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$4,914	$6,867
Accrued compensation and related taxes	2,684	3,359
Accrued warranty expense	627	644
Other accrued liabilities	1,192	667
Current maturities of long-term debt	369	350
Contract liabilities	2,561	1,519
Income taxes payable	1,708	2,357
Held-for-sale liabilities	18,484	31,798
Total current liabilities	32,539	47,561
Long-Term Debt	5,270	5,542
Income Taxes Payable	3,041	3,213
Total Liabilities	40,850	56,316
Commitments and Contingencies
Shareholders’ Equity
Preferred stock; 100,000,000 shares authorized; none issued	—	—
Common stock; $0.01 par value; 100,000,000 shares authorized; shares issued and outstanding: 14,258,307 and 14,216,596 at June 30, 2019, and September 30, 2018, respectively	143	142
Additional paid-in capital	124,964	124,316
Accumulated other comprehensive loss	(11,177)	(9,974)
Retained deficit	(27,354)	(21,394)
Total shareholders’ equity	86,576	93,090
Total Liabilities and Shareholders’ Equity	$127,426	$149,406

AMTECH SYSTEMS, INC.
(NASDAQ: ASYS)
August 8, 2019
(unaudited)

Condensed Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended June 30,
	2019	2018
Operating Activities
Net (loss) income	$(5,960)	$14,258
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	1,280	1,622
Write-down of inventory	2,991	195
Capitalized interest	106	143
Deferred income taxes	192	206
Non-cash share-based compensation expense	474	632
Gain on sale of subsidiary	(1,614)	—
Loss (gain) on sale of property, plant and equipment	1	(53)
Gain on sale of other assets	—	(2,883)
Income from equity method investment	—	(234)
Provision for allowance for doubtful accounts, net	1,104	64
Changes in operating assets and liabilities:
Accounts receivable	630	(5,877)
Inventory	284	6,565
Contract and other assets	12,675	10,034
Accounts payable	(3,843)	(9,022)
Accrued income taxes	(1,359)	(1,742)
Accrued and other liabilities	(5,726)	39
Contract liabilities	(814)	(34,550)
Net cash provided by (used in) operating activities	421	(20,603)
Investing Activities
Purchases of property, plant and equipment	(552)	(845)
Proceeds from sale of property, plant and equipment	—	64
Costs related to sale of equity method investment	—	(6)
Net cash disposed of in sale of subsidiary	(1,112)	—
Net cash used in investing activities	(1,664)	(787)
Financing Activities
Proceeds from the exercise of stock options	175	1,889
Payments on long-term debt	(280)	(275)
Borrowings on long-term debt	9	—
Net cash (used in) provided by financing activities	(96)	1,614
Effect of Exchange Rate Changes on Cash, Cash Equivalents and Restricted Cash	(1,450)	(380)
Net Decrease in Cash, Cash Equivalents and Restricted Cash	(2,789)	(20,156)
Cash, Cash Equivalents and Restricted Cash, Beginning of Period*	62,496	75,761
Cash, Cash Equivalents and Restricted Cash, End of Period*	$59,707	$55,605

* Includes Cash, Cash Equivalents and Restricted Cash that are included in Held-For-Sale Assets on the Condensed Consolidated Balance Sheets.